Exhibit 99.1

Investor Contact:	Nancy Christal	Media Contact:	Carolyn Castel
	Vice President		Director
	Investor Relations		Corporate Communications
	(914) 722-4704		(401) 770-5717

RICHARD J. SWIFT NAMED TO CVS BOARD OF DIRECTORS

WOONSOCKET, RHODE ISLAND, September 20, 2006 – CVS Corporation (NYSE: CVS) today named Richard J. Swift, former Chairman of the Board, President and Chief Executive Office of Foster Wheeler Ltd. (“Foster Wheeler”), to its Board of Directors. He will serve as a member of the board’s Audit Committee.

“We are exceptionally pleased to have Dick join the CVS board. His extensive business and financial expertise combined with his experience as Chairman of the Financial Accounting Standards Advisory Council (“FASAC”) will be a tremendous asset to our Company,” said Tom Ryan, Chairman of the Board, President, and Chief Executive Officer of CVS Corporation. “We look forward to working with Dick as we continue to develop and grow our business.”

Foster Wheeler is an international engineering and construction firm with operations in over 40 countries. Mr. Swift retired from Foster Wheeler in 2001. Since January 2002, Mr. Swift has served as a member of FASAC, and is currently its Chairman. His term expired in June 2006; however, he has continued to serve as Chairman on a month-to-month basis until his successor is appointed.

Mr. Swift serves on several corporate boards, including the Public Service Enterprise Group, Ingersoll-Rand Company, Ltd, Kaman Corporation, and Hubbell Incorporated. He has extensive committee experience with each of these boards, including over 20 years experience on audit committees of public companies.

CVS is America’s largest retail pharmacy, operating approximately 6,200 retail and specialty pharmacy stores in 43 states and the District of Columbia. With more than 40 years of dynamic growth in the retail pharmacy industry, CVS is committed to being the easiest pharmacy retailer for customers to use. CVS innovatively serves the healthcare needs of all customers through its CVS/pharmacy stores; its online pharmacy, CVS.com; its retail-based health clinic subsidiary, MinuteClinic; and its pharmacy benefit management, mail order and specialty pharmacy subsidiary, PharmaCare. General information about CVS is available through the Investor Relations portion of the Company’s website, at http://investor.cvs.com, as well as through the pressroom portion of the Company’s website, at www.cvs.com/pressroom.